AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated for reference January 1, 2005.

BETWEEN:

FORBES MEDI-TECH INC., a company having an office at #200 - 750 West Pender Street, Vancouver, B.C. V6C 2T8

(the "Company")

AND:

JEFF MOTLEY, an individual residing at 7011 Ash Street, Richmond, BC,

V6Y 2R9 (information omitted)

(the "Employee")

WHEREAS:

A.

The Company has employed the Employee as Vice President, Marketing and Sales;

B.

The parties wish to modify certain terms of the employment agreement between the Employee and the Company and to re-state such employment agreement on the terms and conditions hereof;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1.

EMPLOYMENT

1.1

The Company hereby confirms the employment of the Employee in the position of Senior Vice President, Marketing and Sales (the "Position"), and the Employee accepts such employment and agrees to carry out the duties and responsibilities specified herein or otherwise required for the Position to the best of his or her abilities and in accordance with the terms and conditions of this Agreement.

2.

DUTIES AND RESPONSIBILITIES

2.1

Initial Duties  The Employee shall, pursuant to this Agreement, perform all duties customarily performed by a Vice President, Marketing and Sales, in a business similar to the Company's business.

2.2

Position may evolve or vary  The Employee understands and agrees that the above noted duties and responsibilities, and the Employee's Position, may evolve or vary from time to time over the course of the Employee's employment to deal with changing business conditions, corporate expansion or reorganization, and/or an evolving regulatory environment, and consents to such reasonable variations in such duties and responsibilities, and in the Position, as may reasonably be required by the Company from time to time as a result.  The Company shall not be deemed to have waived the right to require the Employee to perform any duties hereunder by assigning the Employee to any other duties or services or by assigning another individual to perform the duties of the Employee.

2.3

Best Efforts  The Employee shall use his or her best efforts to promote the interests of the Company and will perform faithfully, honestly and efficiently and in the best interest of the Company in carrying out such responsibilities.

2.4

Full-Time Position  The Position is a full-time position, and accordingly the Employee shall devote his or her full business time to the business and affairs of the Company.

2.5

Reporting  The Employee shall report directly to the Chief Executive Officer and / or such other persons(s) as the Board of Directors shall direct from time to time.

2.6

Rules and Regulations  The Employee will, subject to the terms of this Agreement, comply promptly and faithfully with the Company's reasonable instructions, directions, requests, rules, policies and regulations, and the Employee acknowledges and agrees that the Company may, acting reasonably, modify such rules, policies and regulations from time to time to deal with new or changing circumstances.

3.

REMUNERATION AND BENEFITS

3.1

Annual Base Salary  Commencing January 1, 2005 the Employee shall be paid an annual base salary of $150,000.00 per annum (the "Annual Base Salary"), exclusive of bonuses, benefits and other compensation, payable in equal bi-monthly instalments in arrears, on the fifteenth day and last days of each month.  Should the fifteenth or last day of any month not be a business day, the Employee's salary otherwise due on such date shall be paid to the Employee on the immediately preceding business day.

3.2

Annual Base Salary Increases  The Annual Base Salary of the Employee will be reviewed on an annual basis and, subject to factors such as the financial and operational performance of the Company and the performance of the Employee in carrying out his or her responsibilities hereunder, such Annual Base Salary may be increased.  Should the Company increase the Employee's Annual Base Salary, then the Company may, at its option, require the Employee to execute a new form of Employment Agreement with the Company to reflect such increase.  Additionally, and in further consideration of any increase in the Employee's Annual Base Salary or other compensation, the Company reserves the right to make other modifications and alterations to this Employment Agreement including, but without limitation, alterations to provisions relating to confidentiality, trade secrets, inventions and non-competition.

3.3

Vacation and Other Holidays  The Employee shall be entitled to three weeks' paid vacation each year.  After 3 years of full employment, the Employee shall be entitled to four weeks' paid vacation each year.  The Employee may not carry over any unused vacation from year to year without the prior written consent of the Company.  In addition, the Employee shall be entitled to the number of paid holidays provided for under the current policies and procedures of the Company.

3.4

Additional Employee Benefits  In addition to any other compensation or benefits to be received by the Employee pursuant to this Agreement, the Employee shall be entitled to participate in all employee health, medical, pension or other related benefits which the Company shall from time to time provide to its employees.

3.5

Name and Likeness  The Employee hereby grants to the Company the right to use the Employee's name, likeness and / or biography in connection with the services performed by the Employee under this Agreement and in connection with the advertising or exploitation of any project or product with respect to which the Employee is involved, or otherwise in connection with the business of the Company.

4.

CONFIDENTIALITY AND INVENTIONS

4.1

Confidentiality and Inventions Agreement ("CIA")  The parties have entered into a Confidentiality and Inventions Agreement dated January 15, 2000 (the "CIA").  The Employee acknowledges and agrees that his or her obligations under the CIA are fundamental terms of his or her employment with the Company.  Any breach of the CIA by either party shall be deemed to be a breach of this Agreement by such party.

4.2

Modification of CIA  The parties may amend, modify, alter, supplement or replace the CIA from time to time, and acknowledge and agree that the provisions of this Agreement which reference the CIA shall mean and refer to the CIA as so amended, modified, altered, supplemented or replaced.

5.

TERMINATION

5.1

Notice and Severance Period   For purposes of this Section 5:

(a)

“Notice” means notice given by the Company to the Employee terminating the Employee’s employment with the Company; and

(b)

“Severance Period” means that number of months following the date that Notice is given which is set out below:

If Notice is Given:

Then the Severance Period will be:

Prior to June 1, 2005

12 months

On or after June 1, 2005 and

prior to June 1, 2006

14 months

On or after June 1, 2006 and

prior to June 1, 2007

16 months

On or after June 1, 2007

18 months.

5.2

Termination on Notice or With Pay in Lieu of Notice  The Company may terminate the Employee in the following circumstances, at the option of the Company:

(a)

on reasonable notice, which the parties agree shall equal the Severance Period applicable to the date that Notice is given set out in section 5.1 above, in which case the Employee will be obligated to continue performing his or her duties and responsibilities during such Severance Period pursuant to the terms of this Agreement; or

(b)

on the giving of Notice and payment of an amount of severance in lieu of reasonable notice, which the parties agree shall equal the amount of Annual Base Salary otherwise payable during the Severance Period applicable to such Notice as set out in section 5.1, in which case the Employee will cease his or her employment with the Company upon termination; or

(c)

on giving less notice than is required pursuant to sub-section (a), provided that at the end of the Notice period actually given, the Employee is paid an amount of severance equal to the amount of Annual Base Salary the Employee would have been paid had the Employee worked for a period of time (the "Remaining Notice Period") equal to the Severance Period applicable to the Notice given, as set forth in section 5.1, less the notice period actually given, in which case the Employee will be obligated to continue performing his or her duties and responsibilities only during the notice period actually given.

5.3

Period of Notice, or Combination of Notice plus Severance, not to exceed 18 months  If the Company elects to terminate the Employee on notice pursuant to Section 5.2(a) herein, or by combination of notice plus severance pursuant to section 5.2(c) herein, then the Company shall not be obligated to provide notice of termination, or any combination of notice of termination plus severance for the Remaining Notice Period, exceeding 18 months.

5.4

Payment of Severance not to exceed 18 months.  If the Company elects to terminate the Employee by a payment of severance in lieu of notice pursuant to Section 5.2(b) herein, or by combination of notice and severance pursuant to Section 5.2(c) herein, then the Company reserves the right to pay the amount of such severance on the dates the Employee would otherwise have received his or her Annual Base Salary had the Employee's employment not been terminated, provided however, that the Company shall not be obligated to provide severance beyond

(a)

that date which is 18 months from the date of Notice; or

(b)

the Remaining Notice Period, in the case of a combination of notice and severance pursuant to section 5.2(c) herein; or

(c)

that date upon which the Employee commences employment or secures a full time consulting or analogous contract with another entity.  The Employee, acting in good faith, shall be obligated to notify the Company as to the date upon which he or she is commencing employment or providing full time consulting services;

whichever shall first occur.

5.5

Termination for Cause  The Company may also terminate the Employee's employment under this Agreement at any time upon the occurrence of any of the following events which are deemed by the Company to be just cause , in which case the Company shall pay to the Employee no more than the full amount of compensation accrued pursuant to section 3.1 of this Agreement up to the date of such termination:

(a)

the Employee acting unlawfully, dishonestly, negligently, incompetently or otherwise acting in bad faith;

(b)

the conviction of the Employee of a criminal offence;

(c)

an event of a substance abuse by the Employee, or an event of sexual harassment or similar reprehensible conduct, which the Company, acting reasonably and responsibly, determines to be incompatible with the Employee's continued employment by the Company;

(d)

the Employee becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement; or

(e)

the breach or default of any term of this Agreement or the CIA by the Employee if such breach or default has not been remedied to the satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to the Employee.

5.6

Termination by Employee   The Employee may terminate his or her obligations under this Agreement:

(a)

on 30 days notice in writing, to the Chief Executive Officer or other person to whom the Employee normally reports; or

(b)

upon the breach or default of any term of this Agreement or the CIA by the Company if such breach or default has not been remedied to the satisfaction of the Employee within 14 days after written notice of breach or default has been delivered by the Employee to the Company.

5.7

Payment on Termination by Employee   In the event of the termination of the Employee's employment under section 5.6 of this Agreement, the Company shall pay, within 10 days of the effective date of termination, the full amount of compensation accrued pursuant to section 3.1 of this Agreement as of the date of termination.

5.8

Additional Payment on Termination by Employee Following a Change of Control   In the event that the Employee terminates his or her obligations under section 5.6 within 6 months following a Change of Control (as defined below), then, in addition to the payment required under section 5.7, the Company shall, within 10 days of the effective date of termination of the Employee’s employment hereunder, pay to the Employee an amount equal to the amount of Annual Base Salary otherwise payable during the Severance Period applicable under section 5.1 of this Agreement had the date the Employee gave notice of termination to the Company been the date of Notice for purposes of determining the Severance Period.  A “Change of Control” shall be deemed to have occurred when:

(a)

a person other than the current control person of the Company (as that term is defined in the Securities Act (British Columbia), if any, becomes a control person; or

(b)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board.

5.9

Rights in Law and Equity  No remedy herein conferred upon any party is intended to be exclusive of any other remedy available to that party but each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing by law or in equity or by statute.

5.10

Delivery of Company Property  Upon the termination of the Employee's employment with the Company for any reason, the Employee will deliver to the Company all property of the Company in the possession or control of the Employee, including but without limitation, all Confidential Information (as defined in the CIA), security passes, keys and other property belonging to the Company or developed in connection with the business of the Company.

6.

NON-COMPETITION

6.1

Consideration  The Employee acknowledges and agrees that his or her increased compensation under this Employment Agreement is in consideration of his or her agreement with the restrictive terms of this Section 6 and of the CIA.

6.2

Non-Competition During Employment  During the period the Employee is employed by the Company, the Employee shall not, individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, contractor, landlord, consultant, supplier, lender, financier, shareholder, or in any other manner, directly or indirectly, engage in, carry on or provide services to or otherwise be concerned with any other business in any of the fields of biotechnology, pharmaceuticals, functional foods or nutraceuticals (a "Competitor") provided that this restriction shall not apply to the Employee's ownership of less than 10% of the publicly traded securities of a Competitor.

6.3

Post-Employment Non-Competition Covenants  The Employee covenants and agrees with the Company that, for a period of 12 months from the date the Employee ceases his or her employment with the Company, the Employee shall not individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, contractor, consultant, landlord, supplier, lender, financier, shareholder, or in any manner whatsoever:

(a)

within the Territory, directly or indirectly engage in, carry on, provide services to or otherwise be concerned with or have any interest in, advice, lend, advise, lend money to, guarantee the debts or obligations of or otherwise provide financial assistance to, act as an agent of or permit his or her name or any part thereof to be used or employed in connection with any Competitive Entity, as defined in Section 6.4 below;

(b)

solicit, offer to employ or engage or accept as an employee any person who is employed or engaged by the Company or any of its affiliates or who was so employed or engaged during any part of the 12 months immediately preceding the date of the Employee's termination;

(c)

advise any person or entity not to do business with the Company or any of its affiliates or otherwise take any action which may reasonably result in the relations between the Company or any of its affiliates and any of its employees or customers or potential employees or customers being impaired; or

(d)

assist any person or entity to do any things set out in clauses (a) through (c) above.

6.4

Competitive Entity  "Competitive Entity" shall mean any business in any of the fields of biotechnology, pharmaceuticals, functional foods or nutraceuticals, where such business conducts, has conducted or intends to conduct research respecting, or has commercialized or intends to commercialize, any product, formulation or compound, which in any way directly conflicts or competes with the business or research and development of the Company.

6.5

Territory  "Territory" shall mean anywhere in the world.

6.6

Unilateral Curtailment of Restrictive Conditions  On notice by the Company to the Employee, the Company may unilaterally reduce the time period or geographic area(s) prescribed in any provision contained in this Section 6, or may restrict the definition of "Competitive Entity" to narrow its scope.

7.

MISCELLANEOUS

7.1

Waiver  No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

7.2

Giving Notice  Any notice relating to the Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received when delivered.  Each party to this Agreement may change its address for the purpose of this Section by giving written notice of such change in the manner provided for in this Section.

7.3

Governing Law  This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal law of Canada applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of British Columbia.

7.4

Severability  Any provision of this Agreement which is determined to be void, unenforceable or invalid shall be severable from all other provisions thereof and hereof and shall not be deemed to affect or impair the enforceability of any such other provisions or this Agreement.

7.5

Entire Agreement  This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement supersedes and replaces all previous employment agreements between the parties and amendments thereto.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

7.6

Enurement  All of the provisions of this Agreement shall be binding upon the Employee and shall be enforceable by the Company, its successors, affiliates and assigns.  This Agreement may be assigned by the Company without the consent of the Employee. This Agreement is personal to the Employee based upon the singular skill, qualifications and experience of the Employee and is not assignable by him or her.

7.7

Interpretation  Any reference to gender includes all genders, and the singular includes the plural and the body corporate.  No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement.  All headings are inserted for reference only.  References in this Agreement to "this Agreement" means and include any Schedules hereto.

7.8

"Company" includes subsidiaries and affiliates  The term "Company" includes any affiliates, including without limitation, subsidiaries, of the Company.

7.9

Legal and Financial Advice  The Employee hereby represents, warrants and acknowledges to the Company that he or she has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal and financial advice prior to the execution and delivery of this Agreement.

7.10

Counterparts  This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

7.11

Survival  The CIA and any provisions contained herein regarding non-competition following termination of employment shall survive the termination of this Agreement and the Employee's employment with the Company.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

FORBES MEDI-TECH INC.

Per:
“Charles A. Butt”	“Jeff Motley”
CHARLES A. BUTT	JEFF MOTLEY
President & CEO